Passage Bio Presents New Interim Clinical Data for Patients with GM1 Gangliosidosis in Imagine-1 Study at 2022 WORLDSymposium

-	Both children with late infantile GM1 gangliosidosis in Cohort 1 of the Imagine-1 clinical trial showed developmental improvement in assessments by study investigators and caregivers
-	Interim safety data at three and nine months in Imagine-1 showed low dose PBGM01 well tolerated with no serious adverse events reported and no evidence of dorsal root ganglion toxicity
-	First patients dosed in Cohort 2 (late infantile with high dose PBGM01) and Cohort 3 (early infantile with low dose PBGM01); anticipate reporting initial biomarker and safety data in 2H2022
-	Management to host conference call and webcast on Friday, February 11 at 1 p.m. ET

PHILADELPHIA, February 11, 2022 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today presented updated clinical data from Imagine-1, a Phase 1/2 study of PBGM01, a gene therapy for GM1 gangliosidosis (GM1). The platform presentation at the 18th Annual WORLDSymposium included clinical assessments of development milestones for Cohort 1 (two patients with late infantile GM1 who were administered a low dose of PBGM01). Additionally, the presentation reviewed safety and biomarker data first announced in December 2021.

Life expectancy for children with GM1, a rare lysosomal storage disorder caused by mutations in the GLB1 gene, ranges from 2 to 10 years. Currently there are no approved disease-modifying treatments for the disorder.

David Weinstein, M.D. M.M.Sc., senior vice president, Clinical Development, Passage Bio, presented interim data showing meaningful improvement in development milestones and no reported serious adverse events or complications related to intra-cisterna magna delivery. Development milestones were evaluated using two standardized, norm-referenced scales – the Bayley III, a formal assessment tool used by trained healthcare providers, and the Vineland II, a scale for parent or caregiver assessment.

“The interim biomarker and safety data reported in December for these first two patients were positive indicators that PBGM01 is exerting a biological effect, and it is also important to see improvement in developmental milestones for these children,” said Eliseo Salinas, M.D., MSc., chief research and development officer, Passage Bio. “We are very encouraged by the initial reports of clinical improvement. We look forward to further follow up and continuing with additional cohorts in the Imagine-1 study.”

Interim safety profile for low dose PBGM01 (patient 1 data through nine months and patient 2 data through three months)

•	Reported adverse events were mild to moderate in severity
•	No serious adverse events were reported for either patient
•	No evidence of dorsal root ganglion toxicity in either patient, as measured by nerve conduction studies

Investigator assessments of development - Bayley III

The Bayley III is an extensive formal tool for the assessment of developmental delays in early childhood comprising physical, cognitive, social-emotional, linguistic, and behavioral milestones.

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Improvement in all developmental areas through the six-month assessments was observed for patient 1. Through the six months following administration of low dose PBGM01, overall development age tracked closely to chronologic age progressing from 12 months at baseline to 17 months at the six-month study visit. The nine-month Bayley III assessment by the study investigator was not conducted due to potential COVID-19 exposure.

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At the three-month assessments for patient 2, improvement was observed for motor, receptive language, and cognitive domains. Despite a severe developmental delay at study start, the overall development age progressed during the three months following administration of PBGM01 from 7 months at baseline to 9 months. Also, at month four, following the three-month Vineland and Bayley assessments, patient 2 was clinically observed to have regained previously lost developmental milestones, such as the ability to walk and use expressive language.

Caregiver assessments of development - Vineland II

The Vineland II scale is a standardized tool for caregivers to assess four broad areas of development: communication, daily living skills, socialization, and motor skills.

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Through the nine-month assessments following PBGM01 administration, improvement in all developmental areas was documented for patient 1, with notable progress in the domains of fine motor skills, receptive language, and interpersonal relationships. For example, patient 1 went from a baseline of taking a few steps to running without falling. He also achieved meaningful gains with expressive language never used before, now able to use 10 to 20 other words with specific meaning. Overall development age progressed from 12 months at study start to 23 months at the nine-month interim assessments, approaching the patient’s chronologic age of 24 months.

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Meaningful improvements were observed through the three-month assessments for patient 2, notably in expressive language and interpersonal relationships. Caregiver/family reports of overall development age progressed through the period following administration of PBGM01, from 13 months at baseline to 16 months at the three-month assessments.

“After initially gaining early milestones, children with late onset GM1 typically plateau at 12-13 months of age developmentally before regressing. Seeing a child continuing to achieve new developmental milestones at 2 years of age is highly encouraging and atypical of this condition.” said Roberto Giugliani, M.D., Ph.D., Department of Genetics UFRGS and Medical Genetics Service HCPA, Porto Alegre, Brazil, and Imagine-1 principal investigator. “In 35 years of seeing GM1 patients, I have also never seen a child regain the ability to walk after losing this skill. While still relatively early, these results are exciting, and I look forward to the continuation of this trial.”

Bruce Goldsmith, Ph.D., chief executive officer and president, Passage Bio, said: “We are very pleased with the interim data from cohort 1 of the Imagine-1 trial and what it potentially means for patients. Our focus for each of our clinical programs is selecting in partnership with Penn’s Gene Therapy Program an optimal AAV capsid, expression cassette and ICM delivery method for our gene therapies. The effectiveness of this approach is being validated with our Imagine-1 trial and it reinforces our confidence as we advance our other two global clinical trials for Krabbe disease and frontotemporal dementia with granulin mutations. We are grateful to the children participating in Imagine-1 as well as their families and caregivers and the clinical trial investigators for their continued support of our study.”

Following positive interim safety and biomarker data for Cohort 1, the Imagine-1 study has progressed to enroll additional cohorts: Cohort 2 with children with late infantile GM1 receiving a high dose of PBGM01; and Cohort 3 with children with early infantile GM1 receiving the same low dose of PBGM01 as Cohort 1. Thus far, one patient in each of the cohorts has been dosed. Interim data from these two cohorts is anticipated in 2H 2022.

Passage Bio continues to open Imagine-1 clinical trial sites across the world. Since December, the company has opened two sites in Canada and Brazil. Currently, six sites are open with plans to activate an additional four sites.

Conference Call Details

Passage Bio will host a conference call and webcast today at 1 p.m. ET to discuss the Imagine-1 data presented at the 2022 WORLDSymposium. To access the live conference call, please dial 833-528-0605 (domestic) or 830-221-9711 (international) and reference Conference ID number: 5635958. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Imagine-1

Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of PBGM01 administered by a single injection into the cisterna magna in pediatric subjects with early and late infantile GM1. The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01 in patients. The U.S. Food and Drug Administration (FDA) has granted PBGM01 Fast Track, Orphan Drug, and Rare Pediatric Disease designations. PBGM01 has also received an Orphan designation from the European Commission.

To learn more about the clinical trial program, please visit ClinicalTrials.gov: NCT04713475.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual beta-galactosidase enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding beta-galactosidase to the brain and peripheral tissues. By increasing beta-galactosidase activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the beta-galactosidase enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme beta-galactosidase (β-gal). Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 60 percent of the global GM1 incidence of 0.5 to 1 in 100,000 live births.

About Passage Bio

At Passage Bio (Nasdaq: PASG), we are on a mission to provide life-transforming genetic medicines for patients with CNS diseases that replace their suffering with boundless possibility, all while building lasting relationships with the communities we serve. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy

Program to conduct our discovery and IND-enabling preclinical work. This provides our team with enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies into clinical testing. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including subsequent events in our Imagine-1 trial; initiation of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies;and the ability of our lead product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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